UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 24, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

	(206) 674-3400
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about August 14, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 3, 4, 6, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JULY 15, 2003

1.                                      Does IATA Resolution 502 (calling for the amendment of dimensional weight pricing standards) stand a chance at being implemented this year?

In May 2002, IATA adopted Resolution 502 with a scheduled effective date of October 2002.  This change to the dimensional factor was subject to review by several governments and as a result of concerns, the effective date was postponed to October 2003.  In the United States, the agency with the authority to approve or reject the change is the Department of Transportation (“DOT”).

Among the many comments received by DOT was a May 29, 2003 filing by the Department of Justice (“DOJ”) which did more than just urge the rejection of the change to the volumetric weight rule by urging that the DOT reactivate an investigation of the antitrust immunity granted to IATA itself.

Commentators have referred to the DOJ action as a “stinging opinion” and a “potentially lethal blow.” As we said, the DOT has the final say, but our guess is that DOT will go along with the DOJ recommendation that any airline that desires to adopt a new weight factor do so alone without the collective imprimatur of IATA.  Implementation by individual airlines would likely be much more problematic.

2.             The Port of Los Angeles reported modest, and decelerated, year-over-year growth for inbound containers during June.  How did Expeditors’ Asia to U.S. ocean freight volumes track during June and into July?

While much attention has been directed to aggregate port traffic as a proxy for our ocean results, we wonder about the validity of the general container count as a predictive tool.  We make this statement because our figures show that our June 2003 Asia to North America container count (on an FEU basis) was up 23% over June 2002.  Comparing 2002 with 2001 for the same month of June, the increase in the monthly container count was 38%.

We also worry when we release a number like year-over-year container count for one month that we have failed to provide sufficient context for the reader.  So we want to recall the fact that in June 2002 there was significant conjecture that the increase in freight handled in the California ports was in anticipation of a potential labor disruption – a disruption that actually occurred during the third quarter of 2002.

While we do not consider a 23% increase in anything to be modest, it is true that 23 is less than 38 so in the sense of your analysis it is “decelerated year-over-year growth” although in both cases we did better than the overall port figures might cause an analyst to predict.

Dichotomizing increases into “decelerated” and “accelerated” can be a relatively harmless observation, unless of course you go a step further and label one “good” and the other “bad.”

Even if total port activity could be used to predict the number of containers we handled, and we hope you see that it really can’t, tonnage is tonnage.  What we think you should care about is the amount of net revenue from whatever tonnage we handled.

3.             We have been trying to set up a visit to come see senior management at Expeditors in Seattle for over two months now and no one from Expeditors will return our many phone calls or emails.  Are you too busy to respond to the sell side? Are you afraid the sell side’s tarnish may somehow rub off on Expeditors? Or are we having this problem for the first time in the over five years we have covered Expeditors as a result of our current sell rating?

We were surprised to get a question like this and we spent some amount of time trying to decide whether or not you really wanted an answer.  It was possible, after all, that this was really just another effort to get the appointment you have been seeking.  But, then as you say it has been 5 years and so could we be safe in assuming that you know that a question like this one would be impossible to ignore?

So we were left wondering whether you knew us or not.  We frankly still aren’t sure and fear that we may be making a mistake, but we are going to answer anyway.

Let’s start with the fact that for a couple of months we have been ignoring your calls and emails.  This is true.  Your calls and emails requesting a visit have been ignored.  The message is one that any seventeen-year-old boy would understand; you are not going to get your date.  We were hoping not to have to give reasons, but we certainly wanted you to get the message: no date.

We could stop here, and most seventeen-year-old girls likely would, but your question sets forth numerous incorrect assumptions as to why we aren’t giving you the time and attention you seek.  Each is incorrect and for the sake of other sell-side analysts and interested readers, we want to deal with each one in turn.

•  Are you too busy to respond to sell-side analysts?

The answer is no.  We do speak with plenty of other sell-side analysts, so your plight is much more personal.

We regard talking with the analysts, sell-side or buy-side, as an important function.  It is so important, in fact, that we delegate only two people to meet with the financial community – our CEO and our CFO.  While it is true that given the growth in our company, we are busier than we have ever been, we do try to cover all of our analyst bases. We’ve always said that “actions speak louder than words” and we honestly feel that the best thing we can do for the investors is to actually spend time making money through customer service, as opposed to spending a lot of time huddled in a conference room talking.  As with many things, those who talk the most probably do the least.

•  Do you think that spending time with sell-side analysts will tarnish your reputation?

We’ve made our reputation as freight forwarders so the only folks we avoid are the competition.

Much has been made lately of abuses on Wall Street and the board rooms of Main Street.  We applaud the efforts made by the SEC to recognize that it takes two to tango, and many more if you are going to host a dance.  What we have to say about analysts, we will say. For a long time the rules rightly punished corporate insiders for any effort to profit from inside information, while looking the other way and allowing the sell side free reign to traffic in it.  Honest analysis is valuable and we hope that the information put out in this forum gives everyone an equal opportunity to predict what our future holds.

•  Are we having this problem because of our sell recommendation on Expeditors stock?

No, you could raise your rating to strong buy and your problem would remain.  Most of the sell-side analysts who follow us have had “sell” recommendations or their equivalent on Expeditors at one time or another.  This includes one respected analyst who has been following this sector nearly forever.  This particular analyst comes like clockwork and we welcome the visits – even when this analyst has a “sell” rating on us.

We won’t pretend that we like “sell” recommendations, but that having been said, we have never refused an analyst access to management on the basis of a negative recommendation.

•  So why won’t you meet with me and my clients?

In fairness you did not ask this last question, but we think it is the one you still want answered.  You have expressed your opinions and have done a great deal to advance your thesis.  What you write gets out there for everyone to read, and that is fair enough.

However, you do more and some of it has gotten back to us.  From the messages you have left for people you likely assume are clients, it is clear that you have lost your objectivity.  These are not our words, these are the words of your presumed clients.  These same investors have gone on to urge that we have nothing more to do with you because of this loss of professional detachment.

Now, it is true that the folks we talk with are likely long-term investors in Expeditors so maybe they are less than completely objective.  But in the final analysis, you are asking us to take time out of our day, time that belongs to Expeditors and its shareholders, to meet with you and certain clients of yours.  This is taking shareholder time to build value into your business and enhance your professional standing.  More than one institutional investor thinks that this would be a huge waste, and we agree.

Basically it comes down to this: you can say whatever you want.  We have no problem with that.  However, when we feel that you have lost your objectivity to the point that whatever you say will be skewed and slanted to fit your own purposes, why should we provide you with the façade of legitimacy by permitting you to take up our time with a visit to our corporate office?  Your clients are always welcome, they just need a new escort.

So, how about cutting the Dixie Chicks routine?  You’ve said what you’ve said and taken the positions you’ve taken.  You’re allowed to do that and in fact we have no doubt we are in for another round as there is no way we could be lucky enough to have you drop coverage.  So go ahead and huff and puff.  This company was not built from straw or sticks.  It is made of cash and bricks.  You’re not going to blow it down and you’re not getting in – not by the hairs of our chinny chin chin!

4.             Has your business been affected and/or do you expect it to be affected in any way by the LTL consolidation over the past year? If so, how? (Please consider that the number of national LTL carriers may be reduced from four just one year ago to two by the end of 2003 as a result of the Consolidated Freightways bankruptcy and the pending merger between Yellow and Roadway).

Our business does not appear to have been affected by the consolidation in the LTL sector.  LTL business didn’t go away – just some of the firms who service it.

5.             We noticed a significant year-over-year decline in overall airfreight flow in June. Did Expeditors experience a similar trend?

At Expeditors, overall airfreight tonnage was down year-over-year for the month of June 2003, however, we were up on a net revenue basis for the same period.  As we have said before, there is often an inverse relationship between overall tonnage and yields such that when tonnage contracts, yields tend to expand.

6.             Please describe the quarter-ending trends experienced in the second quarter of 2003 relative to historical trends and relative to your expectations.  Did the trends differ with airfreight and ocean freight? If so, how?

As we said consistently last year, we know that our 2002 numbers were in some measure changed by shipping patterns leading up to and following the west coast port concerns, but it is hard for us to quantify.

If we make the assumption that the proportion of freight that flew airfreight in June 2002 was historically higher than it otherwise would have been, it would stand to reason that we might see a dip in airfreight tonnage for June 2003, which in fact we did.

Trends normally differ between air and ocean freight.  The third quarter is typically an ocean freight quarter—where our ocean freight revenues can be expected to peak.  Airfreight revenues typically peak in the fourth quarter.  Last year was obviously an anomaly and we’ll have to see how 2003 shakes out to fully answer this question—if we are able to then.

7.             Have you experienced weaker volumes with your European business, corresponding Europe’s weakening economy?

Volumes related to overall European business have actually held up pretty well for us. In June 2003, export tonnage was up nearly 9% on a year-over-year basis and year to date, through the end of June, our European tonnage is up nearly 12%.  Given the status of the European economy, we’re happy with these volumes.

8.              Please provide your headcount breakdown by region.

As of June 30th, our headcount was as follows:

	2003	2002	Change	%

North America	3,055	2,830	225	8.0%
South America	310	249	61	24.5
Europe and Africa	1,511	1,465	46	3.2
Middle East & Indian Sub-Continent	716	695	21	3.0
Far East	2,086	1,807	279	15.4
Australasia	183	176	7	4.0
Information Systems	308	237	71	30.0
Corporate	104	94	10	10.6
	8,273	7,553	720	9.5%

9.             Has there been any change in pricing behavior that you have seen from either smaller freight forwarders or the larger deep-pocketed competitors; i.e. has it gotten more competitive of late?

Pricing behavior has been amazingly consistent over time.  Customers want to pay less and carriers want to charge more.  Those basic countervailing forces are rationalized by supply and demand for space and the underlying commodities being shipped.  As available space contracts, yields narrow and as space opens up, yields will rise.  The apparent amount of space available is in turn influenced by the amount of freight that needs to move.    It is now and always has been competitive and we don’t expect this to change.

What you’re really asking is whether or not any of our competitors have done anything stupid lately and we will decline to comment.

10.          Can you discuss carrier pricing on air side – has cost of transportation declined since SARS concerns have eased?

A spot market seems to be emerging and the Far East seems to be shaking this event off.  According to recent press reports, enough water has run under the bridge for us all to see that the fear of SARS was much greater than the actuality.  Nonetheless, the impact on passenger flights was very real.

11.          On what date will Expeditors release its second quarter 2003 results?

We expect to release our second quarter financial results on Tuesday, August 5th before the market opens.

12.          In the Expeditors 8-K dated June 26, 2003 it was revealed that 25% of Customs Brokering and Import Services net revenue is generated by warehouse/distribution services with the balance rooted in customs brokerage activity. How has the contribution to overall net revenue from warehouse/distribution services developed over the past five years? Does Expeditors expect this segment to generate an increasing proportion of total net revenue over the next five years?

Warehouse and distribution net revenues have grown consistently since we first offered this product some 10 years ago.  Many of the value added services that are performed as an adjunct of our import product are done in the area of warehousing/distribution.

One thing that we have learned with this product is that the costing modules need to be completely transparent.  Otherwise, there is a tendency to “give this service away” in order to capture air and ocean freight business.

We have found that it is important in offering this service that the investment match the return.  We think we’ve done that.  Our warehouse and distribution personnel have developed a “non-asset” model to assist in meeting customer demands without requiring extensive capital investment.  Our model focuses on systems and expertise and not on bricks and mortar, thus giving us limitless capabilities with minimal fixed investment.

13.          While Expeditors operates in a highly fragmented, nebulous market, a number of its global competitors are aggressively developing combined freight forwarding and warehouse/distribution capabilities citing a growing demand for integrated logistics services. Are Expeditors’ customers placing similar demands upon the company? In this respect, how does Expeditors’ strategy differ from those of the competitors in question?

Yes, customers are demanding more warehouse and distribution services.  To the best of our ability to understand, our strategy is fundamentally different from our competitors in the combination of ways that we treat it, as a product which is non-asset based, system driven and heavily reliant on intellectual capital, not long-term control over a vacant building.

14.          I have recently heard from several shippers that Expeditors is considering a plan to enter the U.S. domestic market.  Several years ago at an investor conference, this issue came up and Mr. Rose addressed it by saying we are a hamburger not a hot dog and do not want to be anything but a hamburger because we understand hamburgers and we may not understand hot dogs.  Now, his words may not have been exactly these, but he definitely used the hamburger/hot dog analogy.  Could you address in your next filing why the change in business plan?  Have you figured out how to successfully be a hot dog?  What do you think the business opportunity is, in terms of revenue dollars?

In substance, your recollections are correct—kind of.  This is an analogy that has been used on many occasions, but time has clouded your memory and obscured the fact that in this analogy, we are ALWAYS the Hot Dog!

Many of those who work at Expeditors actually know the hot dog stand that is used in this analogy.  It is a place in Chicago near O’Hare airport that has been in business for years.  It has had a special place in Expeditors’ lore – for example they will yell at you if don’t move quickly enough.  Heaven help you if you ask for ketchup. More than one Expeditors’ employee has been taken to this little place for a “recruiting” or a “mentoring” lunch.

In any event, the folks who own this hot dog stand have successfully resisted suggestions over the years to add hamburgers to the menu.  They remain steadfast in their mission to provide a selection of high quality hot dogs. If you want a hamburger, you must go elsewhere.

Surprisingly, they also sell a good tamale. They don’t make the tamale on site, but they sure know where to purchase a good one.  It’s not a big deal for them to offer this as a part of their standard fare. It fits just fine into their system and a tamale can boil along with their franks.  Now no one goes there for the tamale and they are definitely not running a Mexican restaurant.  People go there for the hot dogs, but it is surprising how many tamales they sell by leveraging off customers that are already there to get a great hot dog.

As our product offerings developed over time taking advantage of “value-added” opportunities, we came to the realization that we have a lot of domestic freight moving to and from our gateways.  Our distribution business also adds serious volume to this mix.  In short, we already buy domestic freight in volume right now.

We are looking long and hard at the domestic business that we currently have and we are developing a model that will allow us to provide time-definite domestic service in a way that is profitable and for which we can provide value added process.  We’ve already heard the catcalls and warnings from the competition and, don’t worry, we’re not going to lose the compass. We have already added a lot of expertise internally – people who have worked in the domestic arena for significant periods in their career, who have designed and implemented domestic operational, marketing and financial systems.

Assuming that our exploratory efforts are successful, this service will work in a manner that will not conflict with our international service offering.  In fact, the domestic service will have to complement them.  There will be no “domestic” divisions, only a domestic operation in each branch that will add to overall branch and corporate profitability.  As far as revenue potential, you know us, and we don’t make projections.  We can say that there is sufficient revenue opportunity here that it should be worth our while.

So, in a final analysis, we guess you’d have to say that we still won’t offer hamburgers, but we think we may have found a source that will let us boil a few great tamales.

15.          I have seen some data which suggests that total aircraft movements from the Hong Kong International airport (including aircraft, passengers and freight) have declined dramatically in April and May 2003.  It appears to me that the decline is due to the decline in passenger traffic, not cargo.   Is this correct and is this a decent proxy for the region?

Passenger flights did decline and that does appear to be primarily related to decreased demand as a result of SARS concerns.  It is our conclusion that SARS did not cause any sort of meaningful reduction in the cargo volumes and freight availability.

As far as decent proxies, that is not our field.  As you formulate your own conclusions, you need to remember that the majority of the freight moving from the airport in Hong Kong is actually produced in the People’s Republic of China (“PRC”) and sold on an FOB Hong Kong basis — meaning that the factory producing the goods in the PRC includes delivery to Hong Kong as part of the selling price.  Once the goods reach Hong Kong, further transportation becomes the consignee’s responsibility.

16.          We hear stories about the truck brokerage business where employees quit jobs with big companies, take customers with them and open up shop across the street. I can’t recall this ever happening with Expeditors. Has it ever happened? Would it even be possible in the international freight forwarding business given its complexity these days?

The barriers to entry at the level we compete are quite high these days because of the investments in technology that are necessary to meet the information management requirements.

It is still possible for an individual, on occasion, to leave and take some business with them, but it is not terribly common around here.  We believe that our exposure to this sort of possibility also decreases with each passing year. While having a good relationship with a customer is important, it is a rare customer relationship where service and reliability are subordinate to personal feelings.

17.          What are your net revenue and profit expectations for new branches? With how many employees does a new branch open? Does it even make sense to talk about the average branch?

Ideally, a new branch is breaking even somewhere after the 6 month mark and will have recouped start-up losses after 9-12 months.  This does vary somewhat depending on geography and the circumstances of the start-up.   North American offices tend to be a little faster, while Latin American and Southern European offices tend to be a little slower, in getting to breakeven.

There really is no such thing as an “average” startup.  The least number of people we need to open up a full-service branch these days is probably five.  Sometimes we have gone as high as eight people in a start-up, so in that sense, there is no such thing as an “average” branch.

18.          This question relates to your Far Eastern operating income.  In the fourth quarter of 2002, it increased $11.6 million from the third quarter of the same year.  Sequentially, the past several years have not seen the same kind of rise from the third quarter to the fourth (not even close).  Would you attribute the bulk of that $11.6 million increase in 2002 to the port lock-out last fall?

We are more comfortable being asked to opine on the validity of historical data (yours is accurate) than being asked to confirm assumptions.  You have identified an anomaly and, except to the extent that the change was the result of market share gains, the cause of the anomaly was certainly increased airfreight as a result of the port disruption.

19.          Can you talk about the potential for a ground related partnership in the U.S. market to possibly create a more significant connection through your customers supply chain?  I am not suggesting any kind of equity exchange, but rather a partnership or an alliance that ties you to someone’s sales arm on the ground.

We have been told on more than one occasion (and we agree incidentally) that we are not stellar partnership material.  That we would be reluctant and malcontent partners would be doubly true if it involved tying our future to some other outfit’s sales efforts.

While we try to politely listen to what anybody wants to say to us, we can’t imagine getting interested in a partnership or even an alliance along the lines you mentioned.

The reason we know that your proposal would not be interesting would be the loss of control for Expeditors inherent in a tie to someone else’s “sales arm on the ground.”  Our focus is towards managing the entire process from origin to destination and to meet our customer’s logistics needs through managing every facet of their supply chain related to the physical flow of their goods.  To accomplish this, we need to provide a seamless service to our customers and having another sales force involved would introduce a rather large seam.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

July 24, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

July 24, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer